Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Employee Share Purchase Plan of Argo Group International Holdings, Ltd. of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedules of Argo Group International Holdings, Ltd. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2008 and the effectiveness of internal control over financial reporting of Argo Group International Holdings, Ltd. and subsidiaries filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 12, 2009